Exhibit 10.23

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Form of Advertising Agreement, as amended
between Pinsight Media+ and MeetMe, Inc.

This advertising agreement (“Agreement”) is entered between MeetMe, Inc., with a place of business at 100 Union Square Drive, New Hope, PA 18938 (“Publisher”) and Pinsight Media+, Inc. a wholly-owned subsidiary of Sprint Corporation with a place of business at 909 Walnut, Suite 400, Kansas City, MO 64106, United States (“Pinsight”).

The Publisher owns and operates the MeetMe mobile application (iOS and Android) associated with the www.meetme.com web site (the “App”).

“Effective Date” is the day both parties have executed and delivered this agreement.

All monetary units are in US Dollars; all days herein are calendar days.

In consideration of the mutual promises contained in this Agreement, Publisher and Pinsight agree as follows:

Services Provided. Pinsight will manage advertising technology and operations on behalf of Publisher for the App. Specifically, Publisher will place ad calls with respect to the App and Pinsight will deliver and pay for ads in accordance with the advertising display logic set forth on Exhibit A hereto (the “Ad Logic”). Pinsight will accept and pay for all ad calls submitted by Publisher (whether or not Pinsight fills them or if filled, said ads are viewed). Publisher will continue to deliver advertising outside of this agreement relating to the virtual currency features on the App, including without limitation respect to all offer wall features and Publisher’s Social Theater business. Publisher will develop and maintain the mobile application and implement Pinsight SDK or AdLib as directed by Pinsight on terms to be mutually agreed.

Product Assistance. Pinsight will reserve one “Discover It” tile for Publisher on Virgin Mobile Android devices and supply it to Publisher without charge for six (6) months. Pinsight will endeavor to deploy this virtual preload as soon as possible, and in any event on or before March 31, 2014. Pinsight will make introductions and explore with Publisher other distribution opportunities with Sprint and its affiliates (e.g. Virgin and Boost Mobile).

Adherence to Advertising Display Logic. Additional sections or features that Publisher adds to the App shall be provisioned on a basis consistent with the Ad Logic. In addition, if Publisher wishes to increase the number, type, frequency or scope of impressions in the Ad Logic (“Additional Inventory”), it will first notify Pinsight and upon Pinsight’s written consent thereto, said Additional Inventory shall be added to Exhibit A and constitute part of the Ad Logic.

Ad Guidelines. All ads delivered by Pinsight shall comply with Publisher’s advertising editorial guidelines, attached as Exhibit B hereto, which Publisher may reasonably revise from time to time. In the event Publisher requests the removal of any specific ad or ads of any specific advertiser or group of advertisers because of a violation of Publisher’s guidelines, Pinsight shall remove such ads within twenty-four (24) hours.

Performance Metrics. Pinsight shall use commercially reasonable efforts to maintain technical and organizational security measures, backup systems and procedures to protect against loss of data. Pinsight will not place on or introduce to the App any software code other than necessary to target and deliver ads to the App hereunder, and for no other purpose.

Performance Reporting. Publisher agrees to provide Pinsight with the following reports:

●	Twice per month, Publisher will provide Pinsight with number of sessions for previous 30 days.
●	Twice per month, Publisher will provide Pinsight with report showing daily active users (DAU) and ad impressions by country.

Performance Monitoring. Each party shall designate at least one individual to meet regularly (and at least once per calendar quarter) with a representative or representatives of the other party (which meetings may be in person or telephonic) to review, evaluate and discuss the experiences, results and performance of the parties, including without limitation any specific concerns and opportunities for improving overall performance hereunder. In addition, should any of the following occur, each party shall meet immediately to find a solution to the issue that is agreeable to both parties and implement said solution in a timely manner:

1.	Ad requests on Android become more than [**] of the total requests.
2.

A bug in the App prevents the normal request, display, and interaction of ads for a period exceeding thirty (30) days. If this occurs, Pinsight will not pay minimums for ads served in this situation. Pinsight and the Publisher will split the revenues [**] that are generated from ads in this state.

Updates. Publisher will endeavor to implement changes to the App from time to time as reasonably requested by Pinsight in order to improve ad performance, provided that such updates shall not decrease ad impressions or revenue or otherwise be unreasonably burdensome for Publisher to implement. Pinsight will endeavor to implement changes to its SDK and service from time to time as reasonably requested by Publisher in order to improve App performance, provided that such updates shall not be unreasonably burdensome for Pinsight to implement. Publisher will notify Pinsight of scheduled releases and provide Pinsight with the opportunity to update the SDK for these releases as well as look for opportunities for new ad placements and improvement in ad UI and performance related to the updates.

Payment Terms. Earnings for each month prior to April 2014 will be paid within ninety (90)business days after that month’s end regardless of advertiser campaign duration. Earnings for each month starting April 1, 2014 and thereafter will be paid within sixty (60) business days after that month’s end regardless of advertiser campaign duration. Pinsight bears all risk with regard to collection of all applicable advertiser fees with respect to all of the advertising inventory provided in this Agreement and will not delay payment to Publisher as a result of non-collection or delay of payment of fees by the advertisers. Pinsight may not withhold amounts owing hereunder for any reason. Neither party will be responsible for failure of performance, other than for an obligation to pay money, due to causes beyond its control, including, without limitation, acts of God or nature; labor disputes; sovereign acts of any federal, state or foreign governments; or shortage of materials.

Determination of Payment Amounts. The following payment provisions shall apply with respect to the respective specified time periods and specified ads:

1.	Period Ending December 31, 2013. For the period ending on December 31, 2013, Pinsight shall pay Publisher $[**].

2.

January 1, 2014 to January 30, 2014. For the period commencing on January 1, 2014 and ending on January 30, 2014, payment for all ads hereunder shall be made based on [**] of all ad requests. Accordingly, on January 27, 2014, Pinsight owed Publisher $[**] with respect to the period from January 1, 2014 to January 26, 2014.

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3.

January 30, 2014 to Scroll Change and Static Change. For the period commencing on January 30, 2014 and ending on the date of completion of the Scroll Change and the Static Change respectively for each platform, payment for all ads on said platform shall be made based on the greater of the total number of ad impressions and [**] of the total number of ad requests; provided, however, that if the parties have determined an Adjusted Request Number because Pinsight’s ad request number was less than [**] of Publisher’s ad request number for any particular month and the Adjusted Request Number remains greater than the number of impressions, then payment for that month shall be made based on [**] of said Adjusted Request Number.

4.

Subsequent to Scroll Change and Static Change. For the period commencing on the date of completion of the Scroll Change and the Static Change respectively for each affected platform, payment for all ads on said platform shall be made based on the greater of the total number of ad impressions and [**] of the total number of ad requests; provided, however, that if the parties have determined an Adjusted Request Number because Pinsight’s ad request number was less than [**] of Publisher’s ad request number for any particular month and the Adjusted Request Number remains greater than the number of impressions, then payment for that month shall be made based on [**] of said Adjusted Request Number.

Ad Call and Impression Reporting and Discrepancies. For all purposes under this Agreement, (i) the measure of ad requests (or calls) shall be determined by Publisher using data that Publisher derives from Google Analytics (or from a comparable third party service), and (ii) the measure of ad impressions shall be determined by Pinsight using data that Pinsight derives from its third party network partners. With respect to subsection (i), in the event that Pinsight’s ad request number is less than [**] of Publisher’s ad request number for any particular month, then Pinsight shall promptly notify Publisher and the parties working together shall attempt to resolve the discrepancy promptly. If the parties cannot determine a reason for said discrepancy within ten (10) business days, then the ad request number for that specific month shall be [**] of Publisher’s initial ad request number (an “Adjusted Request Number”); provided, however, that if Pinsight’s ad request number is less than [**] of Publisher’s ad request number on three (3) occasions (whether or not consecutive) because of errors or omissions made by Pinsight or Pinsight’s partners, then following such third occurrence the measure of all ad requests shall be determined by Publisher as described above without taking into account any discrepancies between Publisher’s ad request number and Pinsight’s ad request number. Payments based on an Adjusted Request Number shall be based on [**] of that number, regardless of whether the payment would otherwise be based on a percentage of the ad request number.

Revenue Share Details

Publisher will deliver ad calls to Publisher and Pinsight will pay Publisher as outlined in the following provisions:

a)	Publisher will receive guaranteed revenue generated on all banners (320x50) paid out at $[**].
b)

Pinsight will retain all revenue above $[**] generated on Banners; provided, however that during such time that Pinsight has achieved a positive gross margin on a year to date basis, Pinsight shall pay to Publisher on a monthly basis [**] of Pinsight’s gross revenue in excess of said $[[**] with respect to all Banners. At Publisher’s request from time to time after each monthly financial close, Pinsight shall allow Publisher reasonable access to Pinsight’s books and records for the purpose of verifying payments made (or not made) pursuant hereto.

c)	Publisher will receive guaranteed revenue generated on all Square Ads (300x250) paid out at $[**].

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d)

Pinsight will retain all revenue above $[**] generated on Square Ads; provided, however that during such time that Pinsight has achieved a positive gross margin on a year to date basis, Pinsight shall pay to Publisher on a monthly basis [**] of Pinsight’s gross revenue in excess of said $[**] with respect to all Square Ads. At Publisher’s request from time to time after each monthly financial close, Pinsight shall allow Publisher reasonable access to Pinsight’s books and records for the purpose of verifying payments made (or not made) pursuant hereto.

e)

If more than [**] of all page views on the App originate outside of the United States, then Pinsight will remit to Publisher [**] of all gross revenue (whether or not collected) relating to all ad calls for international impressions in excess of such amount.

Term and Termination. This Agreement will last from date of launch (Go-Live-Date) through and including 12/31/2014. Both parties will work towards the earliest possible Go-Live-Date, with the expectation that it will occur no later than December 1, 2013.

Publisher may terminate this Agreement upon written notice if (i) Pinsight fails to pay any undisputed amount in a timely fashion, or (ii) in Publisher’s sole discretion, Pinsight’s SDK and those of its performance partners and the placement and running of ads on the App causes a diminution in the App user experience, including without limitation with respect to the App crash rate.

Either party will have the right to terminate this agreement immediately in the event that the other party undergoes a change of control by providing said other party written notice.

Either party may terminate this Agreement upon written notice (a) for the other party’s violation of the Confidentiality provisions set forth below, (b) if the other party files a petition for bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors, or a receiver is appointed for such other party or its business, or (c) for Cause. “Cause” means (i) the other party’s material breach of this Agreement if the breaching party does not cure said breach to the reasonable satisfaction of the non-breaching party within thirty (30) days (or, if the breach cannot reasonably be cured within thirty (30) days, does not commence a cure thereof to the reasonable satisfaction of the non-breaching party), (ii) the other party’s willful failure to perform hereunder, including without limitation with respect to the payment for ads, (iii) the other party communicates its intention (verbally or in writing) to discontinue performance hereunder (whether or not said party actually discontinues performance hereunder), unless, after inquiry by the first party, a Vice President (or his designee) of said other party affirms in writing within one (1) business day that said party intends to continue performing hereunder, (iv) the other party attempts to terminate this Agreement for convenience or for a reason not specifically set forth in this Agreement, or (v) the other party ceases to do business or notifies the other party of its intention to cease doing business prior to the end of the term hereof.

Following termination of this Agreement for any reason (including without limitation with respect to any non-renewal hereof), (a) Pinsight shall pay to Publisher all amounts owing hereunder as of the date of such termination as promptly as possible and in any event within thirty (30) days of said termination, and (b) at the request of Publisher in its sole discretion, there will be a transition period not to exceed sixty (60) days from the date of termination (the “Transition Period”). During the Transition Period, (x) Publisher may continue to place ad calls with respect to the App and, accordingly, Pinsight shall continue to deliver and pay for ads hereunder, and (y) Pinsight shall cooperate reasonably with Publisher with respect to transitioning Publisher’s advertising technology and operations to itself or a different provider. In addition to the foregoing (including without limitation with respect to the Transition Period), (A) if Pinsight terminates this Agreement for Cause, Publisher shall, within thirty (30) days following the date of such termination, pay Pinsight’s Liquidated Damages to Pinsight, and (B) if Publisher terminates this Agreement for Cause, Pinsight shall, within thirty (30)days following the date of such termination, pay Publisher’s Liquidated Damages to Publisher as well as all other all amounts owing hereunder as of the date of such termination.

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Reporting. Publisher will have access to reporting in two ways:

1.     Real-time directional reporting through a 24/7 on-line portal.

2.     Official reporting within 25 days after the end of each month.

Audit. During the Term of the Agreement and for a period of two (2) years thereafter, Pinsight shall maintain complete, clear and accurate records relating to its payment obligations to Publisher under this Agreement. Subject to the confidentiality obligations set forth herein, Publisher (or its representative) shall have the right to conduct a reasonable and necessary inspection of the books and records of Pinsight (including without limitation financial books and records) that are relevant to Pinsight’s performance (including payment) pursuant to this Agreement once a year during any calendar year; provided that any such audit shall be conducted after twenty (20) business days’ prior written notice, the audit expenses shall be covered by Publisher, and the audit shall be conducted during normal business hours, at Pinsight’s offices.

Confidentiality. Neither party will disclose the other party’s Confidential Information to anyone other than its own employees, consultants and agents who have a need to know in order to fulfill the business purpose of this Agreement. Each party will instruct its own such employees, consultants and agents regarding its confidentiality obligations to assure against unauthorized use or disclosure of Confidential Information. “Confidential Information” includes, but is not limited to, any confidential or sensitive proprietary information about a party’s business methods, plans, relationships, pricing, processes, policies, non-public financial information, and the terms and conditions of this Agreement. The foregoing notwithstanding, however, the disclosure of information in compliance with securities laws or the rules or regulations of the Securities and Exchange Commission or any stock exchange shall not constitute a breach of this Agreement. The provisions of this section shall survive the expiration or termination of the Agreement.

License; Representations. Pinsight grants Publisher a non-exclusive, worldwide, royalty-free right and license to transmit, publicly display, publicly perform, store, copy and distribute the ads on the App and with respect to exploitation of the App. Pinsight hereby represents and warrants that the terms of its advertiser agreements will not conflict with or breach this Agreement and will comply with the terms of this Agreement. Pinsight represents and warrants that: (i) Pinsight has the right and authority to grant the license granted to Publisher herein and perform this Agreement; and (ii) the ads do not, and Pinsight’s placement of them in accordance with this Agreement will not, (a) violate any international, federal, state or local law or regulation, (b) infringe upon or misappropriate any third party right, including any copyright, trademark, patent (whether in combination or otherwise), trade secret, or any other intellectual property or proprietary right, or (c) misappropriate any third party’s name or likeness or violate any third party’s right of privacy, publicity, or any other right of any third party.

Non-Solicit; Non-Hire. During the term hereof and for a period of twelve (12) months immediately following the termination thereof for any reason, whether with or without cause, neither party shall directly or indirectly (i) solicit, induce, recruit or encourage any of the other party’s employees or consultants to leave or diminish their employment or consulting relationship, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the other party, either for itself or for any other person or entity, or (ii) hire, employ, engage or otherwise obtain the services of any employee orconsultant employed or engaged by such other party whose duties included performance under this Agreement.

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No Partnership. This Agreement shall in no way constitute or give rise to a partnership between the parties. All operations by each party under the terms of this Agreement shall be carried on by it as independent contractor and not as an agent for the other.

Waivers. No waiver hereunder shall be effective unless in writing, nor shall any waiver be deemed to be ongoing (unless expressly made so by its terms) or to constitute a waiver for any future occurrence (or non-occurrence) of the same or similar facts or circumstances.

Privacy. Pinsight will not (i) collect or use any data from the App except as necessary to deliver ads to the App hereunder, (ii) disclose any such data to any third party except as may be necessary for Pinsight to deliver ads to the App in accordance with the terms hereof. Pinsight will comply with Publisher’s Terms of Service and Privacy Policy relating to the App as in effect from time to time. Publisher will not provide to Pinsight, and Pinsight will not otherwise obtain from the App, any personally identifiable information (“PII”) with respect to users of the App, including without limitation any unhashed email addresses, telephone numbers, and street addresses.

Children’s Privacy (Children’s Online Privacy Protection Act of 1998, “COPPA”). Pinsight does not knowingly collect any personal information from children under age of thirteen (13). Should the App be directed to children under age of thirteen (13) or should Publisher collect information from children under age of thirteen (13) (further collectively referred as “Children’s Content”), Pinsight requires Publisher, at all times, to comply with the Children’s Online Privacy Protection Act of 1998 (“COPPA”) as amended from time to time. In addition, Pinsight requires Publisher to immediately notify Pinsight in the event that Publisher uses Pinsight in connection with Children’s Content. Should Publisher choose not to notify Pinsight, Pinsight will assume that Publisher is not using Pinsight in connection with Children Content and is compliant with COPPA. Pinsight will not actively monitor the App for Children’s Content and compliance with COPPA, therefore, Pinsight disclaims liability for Publisher’s failure to prior notify Pinsight and honor Publisher’s obligations as per the herewith.

Indemnification. Publisher and Pinsight irrevocably covenant, promise and agree to indemnify the other party and to hold the other party harmless from and against any and all losses, claims, expenses, suits, damages, costs, demands or liabilities, arising from or relating to any and all claims and lawsuits for copyright, slander, libel, and trademark violation as well as all other claims resulting from the other party’s web pages or from the other party’s breach of the Agreement, including without limitation said party’s representations and warranties made herein. Publisher hereby represents and warrants to Pinsight that Publisher owns or has or valid and enforceable rights under license or contract to use all intellectual property that is used in the App.  Without limiting the foregoing, (i) Publisher shall indemnify Pinsight with respect to any claim related to infringement of another’s intellectual property by the App (exclusive of the ads that Pinsight places hereunder), and (ii) Pinsight shall indemnify Publisher with respect to any claim related to infringement of another’s intellectual property by the placement or use of the ads provided hereunder on the App (including without limitation with respect to combination claims).  Any claim for indemnification hereunder shall be subject to the following provisions: (i) the indemnifying party shall be given prompt written notice of the claim by the indemnified party, provided that any delay in providing notice shall not relieve the indemnifying party of its indemnity obligations under this Agreement unless, and only to the extent, the indemnifying party was prejudiced by the delay; (ii) the indemnifying party shall have the right to control the defense and all negotiations relative to the settlement of any such claim, provided that no settlement admitting liability on the part of the indemnified party, imposing restrictions on the indemnified party, or requiring any action by the indemnified party, including without limitation, the payment of any amounts, may be made without the express written consent of the indemnified party, such consent not to be unreasonably conditioned, delayed or withheld; and (iii) the indemnified party shall reasonably cooperate with and provide reasonable assistance and information to the indemnifying party and its counsel at the indemnifying party’s reasonable cost and expense. In the event that Publisher brings any action for collection or otherwise relating to nonpayment (including without limitation of indemnification obligations) hereunder, Pinsight shall pay Publisher’s reasonable legal and other fees related to such action regardless of settlement, satisfaction or outcome. The provisions of this section shall survive the expiration or termination of the Agreement.

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Liquidated Damages. Pinsight and Publisher agree that Pinsight’s and Publisher’s respective damages in the event of a termination of this Agreement for Cause (defined above) would be difficult to determine, particularly given the nature of the relationship, the reliance Publisher has placed on Pinsight with respect to a vital portion of Publisher’s business, the reliance Pinsight has placed on Publisher with respect to building Pinsight’s business, the integration and other activities Publisher has undertaken in its performance of the Agreement and this Amendment, and the covenants each party has made in the Agreement and this Amendment. Accordingly, Pinsight and Publisher hereby agree that (i) [**](said amount, “Pinsight’s Liquidated Damages”) is a reasonable estimate of the damages that Pinsight would suffer in the event of Publisher’s wrongful termination hereof or if Pinsight terminated this Agreement for Cause, and (ii) [**] (said amount, the “Publisher’s Liquidated Damages”) is a reasonable estimate of the damages that Publisher would suffer in the event of Pinsight’s wrongful termination hereof or if Publisher terminated this Agreement for Cause, and (iii) the amount of each of the Pinsight Liquidated Damages and the Publisher Liquidated Damages is fair and reasonable and would not act as a penalty upon the other party.

Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without regard to principles of conflicts of laws. All actions hereunder or related hereto, regardless of theory or claim, shall be brought and tried solely and exclusively in the state and federal courts located in Wilmington, Delaware and the parties hereby expressly consent to the exclusive personal jurisdiction thereof; provided, however, that all actions hereunder for the collection of unpaid amounts shall be brought and tried solely and exclusively in the state and federal courts located in Philadelphia, Pennsylvania and the parties hereby expressly consent to the exclusive personal jurisdiction of said courts for such actions.

Pinsight Media+ Name: Position: Date: X_______________________________	MeetMe, Inc.: Name: __________________________ Position: ________________________ Date: ___________________________ X______________________________

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